As filed with the U.S. Securities and Exchange Commission on May 9, 2016

Registration No. 333-195742

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VBI Vaccines Inc.
(Exact name of Registrant as specified in its charter)

Delaware	93-0589534
(State or other jurisdiction of	(IRS Employee Identification No.)
incorporation or organization)

222 Third Street, Suite 2241

Cambridge, Massachusetts 02142

(Address, including zip code, of Registrant’s principal executive offices)

Paulson Capital Corp. 2013 Equity Incentive Plan
(Full title of the plan)

Jeff Baxter

Chief Executive Officer

VBI Vaccines Inc.

222 Third Street, Suite 2241

Cambridge, Massachusetts 02142

(617) 830-3031

(Telephone number, including area code, of agent for service)

Copies to:

Kevin Friedmann, Esq.

Mitchell Silberberg & Knupp LLP

11377 West Olympic Boulevard, 8th Floor

Los Angeles, CA 90064

Phone: (310) 312-3106

(917) 591-6898 — Facsimile

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☑ Smaller reporting company

EXPLANATORY NOTE

VBI Vaccines Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-8, Registration No. 333-195742, filed on May 6, 2014 (the “Registration Statement”), to deregister unsold securities of the Registrant.

The Registrant is deregistering the securities in conjunction with the closing, pursuant to the Agreement and Plan of Merger dated October 26, 2015, as amended by that certain First Amendment to Agreement and Plan of Merger dated December 17, 2015, of the merger of Sennicav Acquisition Corporation, a wholly-owned subsidiary of SciVac Therapeutics Inc., with and into the Registrant. As a result of the merger, the Registrant became a wholly-owned subsidiary of SciVac Therapeutics Inc. and has terminated all offers and sales of the securities registered pursuant to the Registration Statement.

As a result of the merger, the Registrant hereby removes from registration any and all securities registered by the Registrant under the Registration Statement that have not been sold pursuant the Registration Statement prior to the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, State of Massachusetts, on May 9, 2016.

VBI Vaccines Inc. /s/ Jeff Baxter By: Jeff Baxter Its: Chief Executive Officer (pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended)